Exhibit 10.1

2025 Strategic Cooperation Framework Agreement

Party A: Jin Xuan (Hainan) Holding Group Co., Ltd.

Party B: Qingxiang (Hainan) Cross-Border E-Commerce Co., Ltd.

After friendly negotiations and in accordance with the principles of equality, mutual benefit, and complementary advantages, Party A and Party B hereby establish a cooperative relationship. Both parties agree to integrate their respective resources and establish a long-term strategic partnership for mutual development. The terms of this cooperation framework agreement (hereinafter referred to as the “Agreement”) are as follows:

I. Purpose of Cooperation

1.	Both parties shall establish a close, long-term, and harmonious cooperative relationship, leveraging their respective strengths to collaborate in the following areas:

o	Cross-border duty-free supply chain for skincare products, health supplements, and other daily necessities under Party A’s designated brands.

o	Other duty-free/bonded product sectors designated by Party A. The goal is to achieve complementary advantages and mutual development.

2.	The fundamental principles of this Agreement are voluntariness, equality, mutual benefit, shared growth, confidentiality, and joint market development.

3.	Both parties shall maximize their strengths to enhance competitiveness and jointly explore market opportunities.

4.	This Agreement serves as an annual framework, outlining the basic principles of cooperation. It shall act as a guiding document for long-term collaboration and the foundation for future contracts.

5.	The term “Party A” in this Agreement includes its branches, subsidiaries, and affiliated companies (e.g., “Jinxuan (Shenzhen) International Trade Co., Ltd.”), collectively referred to as “Party A.”

II. Scope of Cooperation

1.	This Agreement covers, but is not limited to, in-depth market development, customer relationship maintenance, and technical service cooperation in the cross-border duty-free supply chain and related fields.

2.	Party A possesses a mature cross-border trade system and shall be responsible for product supply, while Party B shall handle multi-channel sales.

3.	Within one year of signing this Agreement, Party B is expected to achieve sales of USD 15 million (subject to Party A’s confirmed actual revenue). If Party B exceeds the target ahead of schedule, both parties shall negotiate additional supply agreements. If Party B fails to meet the target, this Agreement shall be terminated.

III. Cooperation Details

1.	For specific procurement projects, both parties shall enter into corresponding contracts and appendices. Party A shall provide detailed price lists, delivery schedules, and logistics/customs clearance services based on Party B’s procurement needs.

2.	Both parties may also collaborate on new projects by sharing resources. Such joint projects shall require supplementary strategic cooperation agreements.

IV. Term of Cooperation

1.	Both parties commit to a long-term cooperative relationship. Either party may propose termination if it deems the other party’s actions harmful to its rights or for any other valid reason. Termination shall require mutual consent, and neither party shall bear legal liability. Upon termination, both parties shall cease all promotional activities using the other party’s name.

2.	Either party intending to terminate this Agreement must provide 30 days’ prior notice and negotiate with the other party.

3.	Upon termination of this Agreement, both parties shall continue fulfilling any active procurement/sales agreements until completion or mutual termination.

V. Confidentiality

Both parties shall maintain strict confidentiality regarding any business, technical, or proprietary information disclosed during cooperation. Unauthorized disclosure to third parties is prohibited. Breach of confidentiality shall result in liability for damages.

VI. Force Majeure

If either party is hindered by force majeure events (e.g., natural disasters, war, or significant societal changes), it may suspend performance without liability. The affected party must provide proof of force majeure; failure to do so voids the claim. If the force majeure event is irreversible, the other party may terminate the Agreement without penalty.

VII. Miscellaneous

1.	This Agreement forms the basis for strategic cooperation. Any subsequent agreements or specific contracts shall supersede conflicting terms herein.

2.	Amendments, termination, or unresolved matters shall be addressed through supplementary agreements.

3.	Disputes shall first be resolved through friendly negotiation; unresolved disputes shall be submitted to the jurisdiction of the People’s Court in Party A’s location.

4.	This Agreement is executed in duplicate, with one copy for each party. It becomes effective upon signing and has equal legal force.

(End of Text)

Party A (Seal):

Party B (Seal):

Date: July 27, 2025

Date: July 27, 2025

3